Exhibit 10.1

EXECUTION VERSION

BRIDGE CREDIT AGREEMENT

Dated as of April 17, 2020

among

THERMO FISHER SCIENTIFIC INC.,
as the Company,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A., and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

2.01	Commitments and Applicable Percentages

10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Note

C	Compliance Certificate

D	Assignment and Assumption

E	U.S. Tax Compliance Certificates

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT (this “Agreement”) is entered into as of April 17, 2020, among THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

R E C I T A L S

The Company has requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein, the proceeds of which will be used (a) to purchase Equity Securities of the Target pursuant to the Acquisition Agreement and (b) to pay all or a portion of the costs incurred by the Company or any of its Subsidiaries in connection with the Transactions.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by the Company, directly or indirectly through one or more of its Subsidiaries, of the Equity Securities of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Business Combination Agreement, dated as of March 3, 2020, among the Company and the Target (and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith).

“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualified Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Qualified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated prior to the consummation of such Qualified Acquisition or if such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Qualified Acquisition is not consummated by the date specified in the definitive documentation relating to such debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated in accordance with its terms prior to the consummation of such Qualified Acquisition or such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Act” has the meaning specified in Section 10.18.

“Administrative Agent” means JPMCB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Credit Exposure of all Lenders represented by such Lender’s Total Credit Exposure at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following rate, expressed in basis points per annum, corresponding to the applicable Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Ticking Fee	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
1	A / A2 or better	0.070%	0.750%	0.000%
2	A- / A3	0.090%	0.875%	0.000%
3	BBB+ / Baa1	0.100%	1.000%	0.000%
4	BBB / Baa2	0.125%	1.125%	0.125%
5	Any ratings lower than Level 4	0.175%	1.375%	0.375%

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“Debt Ratings” means, as of any date of determination, the ratings as determined by the Rating Agencies of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the Rating Agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if the respective Debt Ratings issued by the Rating Agencies differ by more than one level, then the Pricing Level that is one Pricing Level lower than the higher of such Debt Ratings shall apply; (c) if the Company has only one Debt Rating, then the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings effective as of the Closing Date, except that the Ticking Fee shall be initially determined from the Effective Date until the Closing Date based upon Pricing Level 3, subject to any higher or lower ratings publicly announced prior to such time. Thereafter, each change in the Applicable Rate or Ticking Fee resulting from a publicly announced change in the Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, that if no such public announcement is made, such change in the Applicable Rate shall be effective on the date the change in the Debt Ratings is effective. The Applicable Rate (but, for the avoidance of doubt, not the Ticking Fee) at each of the levels shall increase by 0.25% on the date that is 90 days following the Closing Date and by an additional 0.25% at the end of each 90-day period thereafter (subject to a total increase of 0.75%).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (i) JPMCB and (ii) Morgan Stanley Senior Funding, Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” means any Disposition of property or series of related Dispositions of property of the Company or any of its Domestic Subsidiaries outside the ordinary course of business that yields Net Cash Proceeds to the Company or any of its Domestic Subsidiaries in excess of $50,000,000 individually, provided that the following shall not constitute an Asset Sale:

(i)              Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(ii)             Dispositions of property by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(iii)            Dispositions pursuant to a Permitted Securitization;

(iv)            other Dispositions or sales the proceeds of which the Company or any of its Subsidiaries intends to use to finance the Transactions in an aggregate principal amount equal to (I) the Transactions Excess Financing Amount minus (II) the sum of (A) the amount of any Net Cash Proceeds from the incurrence of Indebtedness for borrowed money that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on clause (viii) of the definition of “Excluded Indebtedness” and (B) the amount of any Net Cash Proceeds from the issuance of Equity

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Securities that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on Section 2.04(a)(a)(iv); and

(v)             other Dispositions the Net Cash Proceeds of which do not exceed $1,000,000,000 in the aggregate.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses, charges, disbursements and other charges of any one law firm or external counsel (and one regulatory counsel and one local counsel in each affected jurisdiction to the extent reasonably necessary) and, solely in the case of an actual or potential conflict of interest, one additional counsel (and one additional regulatory counsel and one additional local counsel in each affected jurisdiction to the extent reasonably necessary) to each Person affected by such conflict of interest.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability End Date” means the first to occur of: (i) receipt by the Administrative Agent of written notice of termination of this Agreement from the Company, (ii) the consummation of all components of the Acquisition (including all fundings under this Agreement to be made in connection therewith) pursuant to the Acquisition Agreement, (iii) the abandonment (upon written notification by the Company to the Administrative Agent) or termination (in writing in accordance with its terms) by the Company of the Acquisition Agreement and (iv) 11:59 p.m. (New York City time) on the date that is five Business Days after the Long Stop Date unless the Closing Date has occurred on or before such date.

“Availability Period” means the period from and including the Effective Date to the earlier of (a) the Availability End Date and (b) the date of termination of all of the Aggregate Commitments pursuant to Section 2.03 or Section 2.04.

“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or

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rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the NYFRB Rate in effect on such day plus ½ of 1% Any change in the Base Rate due to a change in the Prime Rate or the NYFRB Rate shall be effective from and including the effective date of such change in the Prime Rate or the NYFRB Rate, respectively. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the EURIBO Rate for syndicated credit facilities denominated in Euros and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the EURIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the EURIBO Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Euros at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the EURIBO Rate:

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(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the EURIBO Screen Rate permanently or indefinitely ceases to provide the EURIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the EURIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the EURIBO Screen Rate announcing that such administrator has ceased or will cease to provide EURIBO Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the EURIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the EURIBO Screen Rate, an insolvency official with jurisdiction over the administrator for the EURIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the EURIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the EURIBO Screen Rate, in each case which states that the administrator of the EURIBO Screen Rate has ceased or will cease to provide the EURIBO Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the EURIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the EURIBO Screen Rate announcing that EURIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the EURIBO Rate and solely to the extent that EURIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced EURIBO Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced EURIBO Rate for all purposes hereunder pursuant to Section 3.03.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“Borrowing” means the borrowing of simultaneous Loans of the same Type, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders on each Funding Date pursuant to Section 2.01.

“Borrowing Officer” means any Responsible Officer of the Company or any other individual designated in writing by a Responsible Officer of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided that any obligations related to a lease that was or would have been accounted for as an operating lease in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Leases.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in a pooling arrangement or otherwise.

“Certain Funds Period” means the period from and including the Effective Date to and including the Zero Commitment Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly,

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of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis; or

(b)            a majority of the members of the board of directors or other equivalent governing body of the Company shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date or (ii) whose election by the board of directors of the Company, or whose nomination for election by the shareholders of the Company, was approved (such approval either by specific vote or by approval of the Company’s proxy statement) by a vote of at least a majority of the directors of the Company who were either directors on the Closing Date or whose election or nomination was previously so approved.

“Closing Date” means the Business Day during the Availability Period on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and on which the first Funding Date occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the Euro amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the date hereof is €9,250,000,000.

“Commitment Letter Commitments” means the commitments of the Arrangers (or their respective lending Affiliates) and the other Lenders party thereto to provide interim bridge financing for the Acquisition and to enter into this Agreement pursuant to the terms and conditions of the Commitment Letter entered into by such parties and the Company on the Commitment Letter Date.

“Commitment Letter Date” means March 3, 2020.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Materials” has the meaning specified in Section 6.02.

“Company Related Parties” means the Company’s Subsidiaries and the directors and senior officers of the Company and of the Company’s Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following without duplication and to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash

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losses on sales of assets outside of the ordinary course of business), (vi) any extraordinary, unusual or non-recurring cash expenses or losses to the extent that they do not exceed, in the aggregate, $75,000,000 during such period, (vii) stock-based compensation expense and (viii) non-recurring cash charges incurred in the four consecutive fiscal quarter period commencing with the quarter during which the applicable transaction described in clause (a) or (b) below is consummated, (a) related to the Acquisition, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $300,000,000, in the aggregate for such four consecutive fiscal quarter period and (b) related to any other Qualified Acquisition, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 for each such Qualified Acquisition for such four consecutive fiscal quarter period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) interest income, (ii) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), (iii) any extraordinary, unusual or non-recurring cash income or gains to the extent they exceed, in the aggregate, $75,000,000 during such period, and (iv) income tax credits (to the extent not netted from income tax expense).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided, however, that Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition and any other acquisition or sale of a Subsidiary or operating division thereof, in each case, for more than $3,000,000,000, to (b) Consolidated Interest Expense as of such date.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (excluding all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but including net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a)  all Indebtedness of the Company and its Subsidiaries outstanding as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided, however, that Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition and any other acquisition or sale of a Subsidiary or operating division thereof, in each case, for more than $3,000,000,000.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries, the net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Total Tangible Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, but excluding Intangible Assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its outstanding Loans at such time.

“Debt Ratings” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Lender, a precautionary Undisclosed Administration with respect to such Lender, in any such case where such ownership interest or action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each Lender promptly following such determination.

10

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Disposition” or “Dispose” means the sale, transfer, license (excluding any license of intellectual property in the ordinary course of business), lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any (a) equity issuances, or (b) dividends or distributions to any holders of equity interests.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed Euro or any currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Euros or such other currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with Euros or such other currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of the applicable Reuters screen chosen by the Administrative Agent in its reasonable discretion, consistent with then-prevailing market practice (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion, consistent with then-prevailing market practice).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Duration Fee Rate” shall mean a rate determined in accordance with the table set forth below:

Date after Closing Date	Rate
90 days	0.50%
180 days	0.75%
270 days	1.00%

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“End of the Acceptance Period” has the meaning specified in the Acquisition Agreement (as in effect on the date hereof).

“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is or is expected to be in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for Euros) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for Euros) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time; provided that, if any EURIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET days prior to the commencement of such Interest Period; provided that, if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to Euros then the EURIBO Rate shall be the EURIBO Interpolated Rate.

“EURIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for Euros for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Administrative Agent may reasonably (and in a manner consistent with then-prevailing market practice) specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” means the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty on the Functioning of the European Union and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Euro Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Euros, such amount and (b) if such amount is expressed in Dollars or such currency other than Euros, the equivalent of such amount in Euros determined by using the rate of exchange for the purchase of Euros with Dollars or such other currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Euros with Dollars or such other currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of the applicable Reuters source chosen by the Administrative Agent in its reasonable discretion, consistent with then-prevailing market practice (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion, consistent with then-prevailing market practice).

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the definition of “EURIBO Rate.” All Loans that are Eurocurrency Rate Loans must be denominated in Euros.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Indebtedness” means (i) Indebtedness of the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company, (ii) Indebtedness outstanding under the Existing Revolving Credit Agreement or any replacement thereof not to exceed $3,500,000,000, (iii) [reserved], (iv) Indebtedness under any ordinary course borrowings under working capital, overdraft or other revolving facilities, (v) Indebtedness in respect of one or more commercial paper programs of the Company or any of its Subsidiaries, (vi) Indebtedness in respect of one or more synthetic leases in an aggregate amount not to exceed $100 million, (vii) the refinancing of any Indebtedness (for the avoidance of doubt, other than the Loans) of the Company or any of its Subsidiaries that is scheduled to mature on or prior to the date that is 180 days after the Long Stop Date, (viii) other Indebtedness issued or incurred after the Commitment Letter Date the proceeds of which the Company or any of its Subsidiaries intends to use to finance the Transactions in an aggregate principal amount equal to (I) the Transactions Excess Financing Amount minus (II) the sum of (A) the amount of any Net Cash Proceeds from the issuance of Equity Securities that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on Section 2.04(a)(a)(iv) and (B) the amount of Net Cash Proceeds from Dispositions of property or assets that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on clause (iv) of the definition of “Asset Sale”), (ix) other Indebtedness not to exceed $750,000,000 in the aggregate issued or incurred after the Commitment Letter Date and until the termination or expiration of this Agreement and (viii) any refinancing of the foregoing (not increasing the amount thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of July 1, 2016 (as amended from time to time) among the Company, certain Subsidiaries of the Company from time to time party thereto, Bank of America, as administrative agent, and the lenders party thereto, and any replacements, refinancings, refundings, renewals or extensions thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, regulations or interpretations.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that (a) if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the letter agreement, dated March 3, 2020, among the Company and JPMCB related to this Agreement.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” has the meaning specified in Section 2.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the FASB Accounting Standards Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Impacted EURIBO Rate Interest Period” has the meaning specified in the definition of “EURIBO Rate.”

“Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable and accrued expenses), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, (g) all reimbursement obligations of such Person in respect of drawings or payments made under letters of credit, surety or performance bonds or other similar arrangements that are not satisfied within three Business Days following the date of receipt by such Person of notice of such drawing or payment, (h) the liquidation value of all mandatorily redeemable preferred capital stock of such Person, (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) and (h) above and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. It is understood that obligations in respect of a Permitted Securitization shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week or one, three or six months thereafter, as selected by the Company in its Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or similar preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long Stop Date” means the date that is twelve (12) months after the End of the Acceptance Period.

“Majority Arrangers” means, as of the date of determination, Arrangers holding, as of such date, more than 50% of the Total Credit Exposure held by all Arrangers as of such date.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the rights of or remedies available to the Administrative Agent or the Lenders against the Company under the Loan Documents, taken as a whole.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Company (a) whose revenues are greater than 10% of the consolidated revenues of the Company and its Subsidiaries for the most recent fiscal year of the Company for which financial statements are available or (b) the book value of whose assets is greater than 10% of the book value of the total consolidated assets of the Company and its Subsidiaries as of the end of such fiscal year, in each case determined in accordance with GAAP.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) in connection with an Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such property and that is required to be repaid in connection with the sale thereof (other than Loans), (B) the reasonable expenses incurred by the Company or any of its Subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Company or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; (b) with respect to the incurrence of any Indebtedness for borrowed money, the excess, if any, of (i) cash received by the Company or any of its Domestic Subsidiaries (or its Foreign Subsidiaries to the extent the proceeds thereof are used to finance the Acquisition) in connection with such incurrence over (ii) the sum of (A) payments made to retire any Indebtedness that is required to be repaid in connection with such incurrence (other than Loans), and (B) the underwriting discounts and commissions and other reasonable expenses incurred by the Company or any of its Subsidiaries in connection with such incurrence; and (c) with respect to the issuance (which issuance, in the case of any equity forward contract, shall be deemed to occur when settlement under such forward contract occurs and the cash proceeds in connection with such settlement are received by the Company or any of its Subsidiaries) of Equity Securities, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Company or any of its Subsidiaries in connection with such issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Company in favor of a Lender evidencing Loans made by such Lender to the Company, substantially in the form of Exhibit B.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offer” has the meaning specified in the Acquisition Agreement (as in effect on the date hereof).

“Offer Documents” has the meaning specified in the Acquisition Agreement (as in effect on the date hereof).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future recording, stamp or documentary taxes or any other excise, transfer, sales or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto, excluding (other than an assignment pursuant to a request by the Company under Section 10.13), in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document and Excluded Taxes.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, (a) with respect to amounts denominated in Dollars, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate and (b) with respect to amounts denominated in Euro, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any European Monetary Union legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Securitization” means any Securitization Transaction, provided that the aggregate amount of the financing represented by such transactions at any one time outstanding does not exceed $400,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent, acting reasonably and in a manner consistent with then-prevailing market practice) or any similar release by the Federal Reserve Board (as determined by the

Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to the Acquisition or any other acquisition, any asset sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or any incurrence of Indebtedness (including pro forma adjustments arising out of events which are directly attributable to such acquisition, asset sale or any incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC, and such other adjustments as are reasonably satisfactory to the Administrative Agent, in each case as certified by the chief financial officer of the Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Company and its Subsidiaries, which shall be reformulated as if such acquisition or asset sale, and all other acquisitions or asset sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Acquisition” means a transaction permitted under this Agreement and consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going concern or business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least a majority (in number of votes) of the Equity Securities of a person if the aggregate amount of Indebtedness incurred by the Company and its Subsidiaries to finance the purchase price and other consideration for such transaction, plus the amount of Indebtedness assumed by the Company and its Subsidiaries in connection with such transaction, is at least $3,000,000,000 of Indebtedness.

“Qualified Term Loan Facility” means any term loan facility made available to the Company or any of its Domestic Subsidiaries for the purpose of financing, all or in part, the Acquisition and the payment of related fees and expenses, provided the conditions to funding of such term loan facility are, in the written determination of the Company, no less favorable to the Company or such Domestic Subsidiary than the conditions to funding of the Loans under this Agreement.

“Rating Agency” means either of S&P or Moody’s.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company and its Subsidiaries in connection therewith that are not applied to prepay the Loans or reduce the Aggregate Commitments pursuant to Section 2.04(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means, with respect to any Asset Sale, a written notice executed by a Responsible Officer stating (i) that no Default or Event of Default has occurred and is continuing (provided that this statement need only be made if the receipt of the Net Cash Proceeds of an Asset Sale occurs after the funding of the Loans on the Closing Date) and (ii) that the Company (directly or indirectly through a Subsidiary) intends and expects to use (or to commit to use) all or a specified portion of the Net Cash Proceeds of such Asset Sale within 12 months of such Asset Sale to reinvest in its or any of its Subsidiaries’ business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or committed to be reinvested prior to the relevant Reinvestment Prepayment Date to reinvest in the Company’s or any of its Subsidiaries’ business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after the receipt by the Company or any Domestic Subsidiary of Net Cash Proceeds in respect of such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to reinvest in the Company’s or any of its Subsidiaries’ business all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Loans denominated in Euros, (a) the European Central Bank or a committee officially endorsed or convened by the European Central Bank or any successor thereto or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the European Central Bank or a committee officially endorsed or convened by the European Central Bank or any successor thereto, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Borrowing” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, treasurer or any senior vice president of such Person and, solely for the purposes of notices given pursuant to Article II, any other officer or employee of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of such Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Margin Stock” means Margin Stock owned by the Company or any of its Subsidiaries which represents not more than 25% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Company and its Subsidiaries (including any Margin Stock) that is subject to the provisions of Sections 7.01.

“Reuters” means the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Persons Lists” means Specially Designated Nationals List, Foreign Sanctions Evader List, or Sectoral Sanctions Identifications List, or similar lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Settlement Agent” means American Stock Transfer & Trust Company, Deutsche Bank Aktiengesellschaft and/or any of their respective Affiliates.

“Specified Representations” means the representations and warranties of the Company contained in Section 5.01(a) (with respect to the Company only), Section 5.01(b)(ii), 5.02(a), 5.04, 5.07(a) (but only the first sentence thereof), 5.07(b) and 5.10 (but solely as and to the extent set forth in the fourth sentence of Section 5.10(a) and the second sentence of Section 5.10(b)).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is consolidated with such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target” means QIAGEN N.V., an Dutch entity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the loans under any Qualified Term Loan Facility.

“Threshold Amount” means $500,000,000.

“Threshold Indebtedness” has the meaning specified in Section 8.01(e).

“Ticking Fee” has the meaning specified in Section 2.07(a).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.

“Transactions” means the Acquisition, the transactions contemplated by the Loan Documents and the other transactions described in the Acquisition Documents (including the refinancing or certain

Indebtedness of the Target and its Subsidiaries and the payment of fees, costs and expenses in connection with the Acquisition).

“Transactions Excess Financing Amount” means Indebtedness issued or incurred after the Commitment Letter Date the proceeds of which the Company or any of its Subsidiaries intends to use to finance the Transactions in an aggregate principal amount not to exceed $2.0 billion.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Undisclosed Administration” means, with respect to a Lender that is the subject of home jurisdiction supervision by the Dutch Central Bank (De Nederlandsche Bank N.V.) under the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), an undisclosed administration (stille curatele) applicable to, and imposed on, such Lender by the Dutch Central Bank (De Nederlandsche Bank N.V.) under or based on section 1:76 of the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), as to and in relation to which the Dutch Central Bank (De Nederlandsche Bank N.V.) has not publicly disclosed the appointment of a custodian (curator) with regard to such Lender.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Margin Stock” means any Margin Stock owned by the Company or any of its Subsidiaries which is not Restricted Margin Stock.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Commitment Date” means the date upon which all of the Commitments have been funded or terminated in accordance with the terms hereof.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(b)            Changes in GAAP. If at any time any material change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04       Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06       Interest Rates; EURIBOR Notification. The interest rate on a Loan denominated in Dollars or Euros may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The Administrative Agent will promptly notify the Company, pursuant to Section 3.03, of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 3.03(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “EURIBO Rate”, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), upon the occurrence of a Benchmark Transition Event, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the EURIBO Rate or have the same volume or liquidity as did the euro interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Loans. Subject only to the conditions set forth in (in the case of the drawing of Loans on the Closing Date) Section 4.02 or (in the case of the subsequent Funding Date) Section 4.03, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Company in Euros in up to two drawings as follows (i) one drawing may be made on the Closing Date and (ii) an additional drawing may be made at any time on or prior to the date that is 120 days after the Closing Date (the date of each such drawing (including, for the avoidance of doubt, the Closing Date), a “Funding Date”), in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. Loans borrowed under this Section 2.01 and prepaid or repaid may not be reborrowed. Loans shall be Eurocurrency Rate Loans, except as otherwise provided in Section 3.02 and Section 3.03.

2.02        Borrowings and Continuations of Loans.

(a)            Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Borrowing Officer. Each Borrowing of or continuation of Eurocurrency Rate Loans shall be in a principal amount of €10,000,000 or a whole multiple of €1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued and (iv) the duration of the Interest Period with respect thereto. If the Company requests a Borrowing of or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 11:00 a.m. Central European Time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 and Section 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of JPMCB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c)            Notwithstanding anything contained herein or otherwise, each Loan Notice may be revoked (or, in the alternative, modified to reduce the aggregate amount of such requested Borrowing) by the Company (by notice to the Administrative Agent on or prior to 3:00 p.m. New York City time one Business Day prior to the date designated for such Borrowing in the applicable Loan Notice; provided, that the Company shall compensate any Lender upon demand in accordance with the provisions of Section 3.05 for any loss, cost or expense incurred by such Lender as a result of any such revocation or modification of a Loan Notice requesting a Borrowing on the applicable Funding Date.

(d)            The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other required under this Agreement, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time with respect to Loans.

2.03       Voluntary Prepayments and Reduction of Commitments.

(a)            Voluntary Prepayment of Loans. The Company may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans (to the extent such conversion is required under this Agreement); (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of €10,000,000 or a whole multiple of €1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans (to the extent such conversion is required under this Agreement) shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) (to the extent a conversion to a Base Rate Loan is required under this Agreement) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and subject to Section 3.05, any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Amounts prepaid pursuant to this Section 2.03(a) may not be reborrowed.

(b)            Voluntary Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction (or such shorter period of time as the Administrative Agent may determine); (b) any such partial reduction shall be in an aggregate amount of €10,000,000 or any whole multiple of €1,000,000 in excess thereof and (c) any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may, subject to Section 3.05, be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.

2.04        Mandatory Prepayments and Reduction of Commitments.

(a)            If (a) any Equity Securities shall be issued by the Company or any of its Domestic Subsidiaries (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements issuances, (ii) issuances to the Company or any Subsidiary of the Company, (iii) issuances in connection with (and substantially concurrently with the consummation of) or as consideration for an acquisition (but excluding any follow-up offering and any issuances pursuant to any equity forward contract contemplated in connection with the Acquisition) other than the Acquisition, (iv) issuances in connection with any increase in the purchase price with respect to the Acquisition or (v) other issuances of Equity Securities the proceeds of which the Company or any of its Subsidiaries intends to use to finance the Transactions in an aggregate principal amount equal to (I) the Transactions Excess Financing Amount minus (II) the sum of (A) the amount of any Net Cash Proceeds from the incurrence of Indebtedness for borrowed money that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on clause (viii) of the definition of “Excluded Indebtedness” and (B) the amount of Net Cash Proceeds from Dispositions of property or assets that the Company has not used to reduce Commitment Letter Commitments or Commitments or repay Loans in reliance on clause (iv) of the definition of “Asset Sale”) or (b) Indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity, but excluding (A) any Excluded Indebtedness and (B) commitments or Term Loans under any Qualified Term Loan Facility (which shall result in a mandatory reduction of Commitments under Section 2.04(c) below)) shall be incurred by the Company or any of its Domestic Subsidiaries (or any of its Foreign Subsidiaries to the extent the proceeds thereof are used to finance the Acquisition), an amount equal to 100% of the Net Cash Proceeds thereof actually received by the Company or any of such Subsidiaries shall be applied no later than the second Business Day following receipt thereof toward the prepayment of the Loans pursuant to Section 2.04(d) (or, if such issuance or incurrence shall occur prior to the Closing Date, such Net Cash Proceeds shall reduce the Aggregate Commitments in an equal amount on the date of receipt) on a Euro-for-Euro basis (and to the extent such Net Cash Proceeds are denominated in currencies other than Euro, such Net Cash Proceeds shall be converted to Euro at the Euro Equivalent). For the avoidance of doubt, any Net Cash Proceeds in connection with the issuance of Equity Securities by the Company or its Domestic Subsidiaries as a result of the entering of an equity forward transaction by or for the account of the Company or its Domestic Subsidiaries shall not be deemed received until such time as the unrestricted Net Cash Proceeds from such issuance are received by the Company or such Domestic Subsidiary.

(b)            If on any date the Company or any of its Domestic Subsidiaries shall actually receive Net Cash Proceeds from any Asset Sale then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied no later than the second Business Day following such receipt toward the prepayment of the Loans pursuant to Section 2.04(d) (or, if such receipt shall occur prior to the Closing Date, such Net Cash Proceeds shall reduce the Aggregate Commitments in an equal amount on the date of such receipt) on a Euro-for-Euro basis (and to the extent such Net Cash Proceeds are denominated in currencies other than Euro, such Net Cash Proceeds shall be converted to Euro at the Euro Equivalent); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans pursuant to Section 2.04(d) (or, if such Reinvestment Prepayment Date shall occur prior to the Closing Date, such Reinvestment Prepayment Amount shall reduce the Aggregate Commitments in an equal amount on such date).

(c)            If on any date the Company or any of its Domestic Subsidiaries shall actually receive commitments in respect of any Qualified Term Loan Facility then, the Aggregate Commitments (to the extent any then remain outstanding) shall be reduced immediately upon the effectiveness of such commitments on a Euro-for-Euro basis (and to the extent such commitments are denominated in currencies other than Euro, such commitments shall be converted to Euro at the Euro Equivalent) (it being understood that following the effectiveness of such Commitment reduction and solely to the extent of the amount thereof, there shall be no duplicative prepayment of Loans from subsequent proceeds (up to such amount) received from such Qualified Term Loan Facility pursuant to clause (c)(i) of this Section).

(d)            The amount of each principal prepayment or commitment reduction made pursuant to Section 2.04(a), Section 2.04(b) and Section 2.04(c) shall be applied to Eurocurrency Rate Loans (or to the extent converted pursuant to this Agreement, Base Rate Loans) as directed by the Company. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Amounts prepaid pursuant to this Section 2.04 may not be reborrowed.

(e)           The Aggregate Commitments shall automatically terminate on the Availability End Date unless funded on or prior to the Availability End Date. Additionally, any remaining Aggregate Commitments outstanding on the second Funding Date will terminate in full on the second Funding Date after the funding of any Loans drawn by the Company hereunder on such second Funding Date.

2.05        Repayment of Loans. The Company shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date the aggregate principal amount of its Loans outstanding on such date.

2.06        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBO Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans and (ii) to the extent converted pursuant to the requirements of this Agreement, each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)

(i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.

(a)           Ticking Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a ticking fee (the “Ticking Fee”) in an amount per annum equal to the product of the ticking fee set forth in the definition of “Applicable Rate” and the actual daily aggregate amount of the Aggregate Commitments as in effect from June 1, 2020 and from time to time through and including the earlier of (i) the date of termination of the Aggregate Commitments and (ii) the Closing Date. The Ticking Fee shall be earned and shall be due and payable on the earlier of (y) the date of termination of the Aggregate Commitments and (z) the Closing Date.

(b)           Funding Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a funding fee equal to 0.50% of the aggregate principal amount of the Loans funded on each Funding Date. The funding fee shall be earned and shall be due and payable on such applicable Funding Date.

(c)           Duration Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a non-refundable duration fee on each of the 90th, 180th and 270th day after the Closing Date in an amount equal to the product of (i) the applicable Duration Fee Rate and (ii) the aggregate principal amount of the Loans outstanding on such date.

(d)           Other Fees. The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08        Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09        Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Company made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Company in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Bank Funding Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to the relevant Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by the Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Bank Funding Rate.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Company as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than any assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.12       Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans to the Company under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Ticking Fees. Ticking fees pursuant to Section 2.07(a) (x) shall cease to accrue on the Commitment of such Defaulting Lender and (y) shall not be payable to such Defaulting Lender that remains a Defaulting Lender at the time such ticking fees are due and payable.

(b)           Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if any applicable Law shall require the deduction or withholding of any Tax from any such payment, then such Tax shall be withheld or deducted in accordance with such Law as determined in the good faith discretion of the Company or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(f) below.

(ii)            If the Company or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions with respect to Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made. During any period in which the Administrative Agent is not a U.S. Person, the withholding, deduction and payment over of Taxes as provided in clauses (A) and (B) immediately above shall be made by the Company or the Administrative Agent (rather than exclusively by the Administrative Agent).

(iii)          If the Company or the Administrative Agent shall be required by any applicable Law other than the Code to withhold or deduct any Taxes from any payment, then (A) the Company or the Administrative Agent, as required by such Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(f) below, (B) the Company or the Administrative Agent, to the extent required by such Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions with respect to Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Company. The Company shall, and does hereby, indemnify the Administrative Agent and each Lender within ten days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder or any other Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability and the reasons thereof delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(e) below. Upon making such payment to the Administrative Agent, the Company shall be subrogated to the rights of the Administrative Agent pursuant to Section 3.01(e) below against the applicable defaulting Lender (other than the right of set off pursuant to the last sentence of Section 3.01(e)).

(d)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e)           Indemnification by the Lenders. Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (e).

(f)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times required by applicable Law or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, as required by applicable Law or if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to withholding or deduction of Taxes or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from United States federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(a)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)           executed originals of IRS Form W-8ECI or W-8EXP (or, in either case, applicable successor form);

(c)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable; or

(d)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or an applicable successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or other successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly notify the Company and the Administrative Agent and update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Company or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(g)           Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01 (or benefit equivalent to a refund in the form of an offset or prepayment of such Taxes due for future periods), it shall pay to the Company an amount equal to such refund or equivalent offset or Tax prepayment (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or equivalent offset or Tax prepayment), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or equivalent offset or Tax prepayment to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund or equivalent offset or Tax prepayment had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(h)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality. If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Euros, then, on notice thereof by such Lender to the Company through the Administrative Agent any obligation of such Lender to continue Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; provided that, notwithstanding the foregoing, that if any such event shall occur and such notice shall be given prior to the Zero Commitment Date, the obligation of such Lender to make Loans in accordance with this Agreement shall not be affected in any manner whatsoever, except that the Loans made by such Lender on any Funding Date shall be made as Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Euro Amount as of such Funding Date). Upon receipt of such notice occurring after the first Funding Date, if such Lender shall so request (with a copy to the Administrative Agent), the Company shall either (at the Company’s election) with respect to any outstanding Eurocurrency Rate Loans, prepay all such Eurocurrency Rate Loans of such Lender or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Euro amount), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately (but without the requirement to make any payment pursuant to Section 3.05), if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

3.03        Alternative Rate of Interest.

(a)           If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBO Rate, as applicable (including because the EURIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)           the Administrative Agent is advised by the Required Lenders that the EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Loan Notice requests a Eurocurrency Borrowing, such Borrowing shall be made as a Base Rate Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Euro amount as of the applicable Funding Date). Furthermore, if any Eurocurrency Loan in Euros is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.03 with respect to the EURIBO Rate applicable to such Eurocurrency Loan, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day: (A) be prepaid by the Company on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Euro amount) on such day (it being understood and agreed that if the Company does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into a Base Rate Loan denominated in Dollars), and, in the case of such subclause (B), following the Company’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such Base Rate Loan denominated in Dollars shall, upon written request of the Company delivered to the Administrative Agent thereafter and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in Euros (in an amount equal to the Euro Equivalent of such Dollar amount) on the day of such request by the Company being delivered to the Administrative Agent.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace the EURIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders. No replacement of the EURIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)            The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03.

(e)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, with respect to any Interest Election Request that requests the continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective, such Borrowing request shall be made as a Base Rate Borrowing in Dollars (in an amount equal to the Dollar Equivalent of such Euros amount). Furthermore, if any Eurocurrency Loan in Euros is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the EURIBO Rate, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day: (A) be prepaid by the Company on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Euro amount) on such day (it being understood and agreed that if the Company does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into a Base Rate Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of Euro pursuant to this Section 3.03, such Base Rate Loan denominated in Dollars shall, upon written request of the Company delivered to the Administrative Agent thereafter and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in Euros (in an amount equal to the Euro Equivalent of such Dollar amount) on the day of such request by the Company being delivered to the Administrative Agent.

3.04	Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)            Increased Costs Generally. If any Change in Law, after the date on which a Lender becomes a Lender hereunder, shall:

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(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)          [Intentionally Omitted]; or

(iv)          impose on any Lender or the London interbank market any other material condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to materially reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law, after the date on which a Lender becomes a Lender hereunder, affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error (it being understood and agreed that in no event shall any Lender make any determination or request set forth in subsection (a) or (b) or deliver any such certificate in the event that such Lender is not generally making such determinations or requests and delivering such certificates in the same manner in syndicated credit facilities to borrowers of similar creditworthiness to the Company under which such Lender is a lender). The Company shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions

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is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Additional Reserve Requirements. The Company shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

3.05       Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any reasonable and invoiced loss, cost or expense incurred by it (in each case together with a reasonably detailed supporting calculation) as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;

(c)            [Intentionally Omitted]; or

(d)            any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of profits or margin. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

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(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04 or delivers a notice under Section 3.02, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07        Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01        Conditions to Effectiveness. Subject to Section 4.04, the effectiveness of this Agreement is subject only to the satisfaction of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or .pdf electronic transmissions (followed promptly by originals to the extent practicable) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(i)            executed counterparts of this Agreement;

(ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as are customary to evidence the identity, authority and capacity of each Responsible Officer or Borrowing Officer thereof authorized to act as a Responsible Officer or Borrowing Officer, as the case may be, in connection with this Agreement and the other Loan Documents to which the Company is a party;

(iii)          customary documents and certifications to evidence that the Company is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in Delaware; and

(iv)          a favorable opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, addressed to the Administrative Agent and each Lender, as to customary matters concerning the Company and the Loan Documents.

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(b)            The Administrative Agent’s receipt of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested by the Administrative Agent on behalf of any Lender not less than ten Business Days prior to the Effective Date.

(c)            The Lenders, the Administrative Agent and the Arrangers shall have received payment of all expenses required to be paid on the Effective Date pursuant to the terms hereof and the Fee Letter to the extent invoiced at least three days prior to the Effective Date.

(d)            To the extent filed with BaFin on or prior to the Effective Date, the terms of the Offer Documents shall be consistent with the description of the Offer in the Acquisition Agreement (except to the extent any inconsistencies therewith are not materially adverse to the interests of the Arrangers or the Lenders), unless the Majority Arrangers shall have consented to such inconsistency (such consent not to be unreasonably withheld or delayed).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender. The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Company on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

4.02        Conditions to Borrowings on the Closing Date. The obligation of each Lender to make Loans on the Closing Date is subject only to the satisfaction of the following conditions precedent on or before the Availability End Date:

(a)            The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

(b)            The Specified Representations shall be accurate in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such date.

(c)            On or prior to the Closing Date, the Arrangers shall have received (a) audited consolidated balance sheets and related statements of income and comprehensive income, shareholders’ equity and cash flows for the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows for the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Company, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date. The Company’s filing of any (a) required audited financial statements with respect to the Company on Form 10-K or (b) required unaudited financial statements with respect to the Company on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph. The Arrangers hereby acknowledge that they have received each of the financial statements for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, in each case, described in clause (a) of the first sentence of this Section.

(d)            The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company confirming, as of the Closing Date, the satisfaction (unless waived by the Required Lenders) of the conditions specified in Section 4.02(b).

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(e)            No amendment, modification, or waiver of any term of the Acquisition Agreement or any condition to the Company’s obligation to consummate the Acquisition thereunder or consent granted thereunder shall have been made or granted by the Company without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Majority Arrangers (other than any such amendment, modification or waiver or consent that is not materially adverse to any interest of the Arrangers or the Lenders; it being understood that (i) any increase in the Offer Consideration (as defined in the Acquisition Agreement on the date hereof) (other than an increase composed entirely of equity (or proceeds of equity)), (ii) any reduction in the Offer Consideration (as defined in the Acquisition Agreement on the date hereof) of more than 10%, (iii) any reduction in the Acceptance Threshold (as defined in the Acquisition Agreement on the date hereof) to below a simple majority of Target’s issued and outstanding ordinary share capital (geplaatst en uitstaand gewoon kapitaal), excluding for the avoidance of doubt any Treasury Shares (as defined in the Acquisition Agreement on the date hereof) which shall be not tendered into the Offer, as of the End of the Acceptance Period or (iv) any waiver of the Offer Condition (as defined in the Acquisition Agreement on the date hereof) set forth in clause 4.1.1(i) of the Acquisition Agreement (other than any such waiver that is not materially adverse to any interest of the Arrangers or the Lenders), in each case, will require the consent of the Majority Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed).

(f)            The terms of the Offer Documents shall be consistent with the description of the Offer in the Acquisition Agreement (except to the extent any inconsistencies therewith are not materially adverse to the interests of the Arrangers or the Lenders), unless the Majority Arrangers shall have consented to such inconsistency (such consent not to be unreasonably withheld, conditioned or delayed).

(g)            The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid on the Closing Date pursuant to the terms hereof and the Fee Letter, and all expenses for which the Company is required to reimburse the Lenders, the Administrative or the Arrangers in accordance with the terms hereof and the Fee Letter, in each case to the extent invoiced at least three days prior to the Closing Date (which amounts may be offset against the proceeds of the Loans on the Closing Date).

(h)            Substantially concurrently with the initial funding of Loans on the Closing Date, (i) the Company or one of its Subsidiaries shall have accepted all outstanding equity interests that have validly tendered pursuant to the Offer and shall have tendered payment for such equity interests in accordance with the terms of the Acquisition Agreement or (ii)(x) the Administrative Agent shall have received an officer’s certificate from the Company certifying that the Company or one of its Subsidiaries shall accept all outstanding equity interests that have validly tendered pursuant to the Offer and shall tender payment for such equity interests in accordance with the terms of the Acquisition Agreement, in each case, within one Business Day following the Closing Date and (y) the Company shall have caused (or, in accordance with Section 2.02(b), directed the Administrative Agent to cause) the proceeds of the Loans to be deposited with the Settlement Agent pursuant to the terms of the Offer Documents or shall have made such other arrangements reasonably satisfactory to the Administrative Agent for the payment of the equity interests that have validly tendered pursuant to the Offer.

(i)            The Effective Date shall have occurred or shall occur substantially concurrently therewith.

Notwithstanding the foregoing or anything to the contrary provided herein, Articles VI, VII, and VIII of this Agreement (and any remedies relating thereto) shall not become effective until immediately after the making of the Loans on the Closing Date (it being understood that the occurrence of an event on or prior to the making of the Loans on the Closing Date that would otherwise constitute an Event of Default may constitute an Event of Default immediately after the making of the Loans on the Closing Date pursuant to

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the terms of Article VIII, if continuing or uncured immediately after the Closing Date, but subject to Section 4.04 hereof).

Without limiting the foregoing, the failure of any representation or warranty (other than the representations specified in Section 4.02(b)) to be true and correct at any time when made or deemed made will not constitute the failure of a condition precedent to the obligations of each Lender to make the Loans on the Closing Date.

4.03        Conditions to Subsequent Borrowings. The obligation of each Lender to make any Loans on the Funding Date after Closing Date pursuant to Section 2.01 is subject only to the satisfaction of the following conditions precedent on or before the date that is 120 days after the Closing Date:

(a)            The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

(b)            The Specified Representations shall be accurate in all material respects as of such Funding Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such date.

(c)            The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company confirming, as of the Funding Date, the satisfaction (unless waived by the Required Lenders) of the conditions specified in Section 4.03(b).

(d)            No amendment, modification, or waiver of any term of the Acquisition Agreement or any condition to the Company’s obligation to consummate the Acquisition thereunder or consent granted thereunder shall have been made or granted by the Company without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Majority Arrangers (other than any such amendment, modification or waiver or consent that is not materially adverse to any interest of the Arrangers or the Lenders; it being understood that (i) any increase in the Offer Consideration (as defined in the Acquisition Agreement on the date hereof) (other than an increase composed entirely of equity (or proceeds of equity)), (ii) any reduction in the Offer Consideration (as defined in the Acquisition Agreement on the date hereof) of more than 10%, (iii) any reduction in the Acceptance Threshold (as defined in the Acquisition Agreement on the date hereof) to below a simple majority of Target’s issued and outstanding ordinary share capital (geplaatst en uitstaand gewoon kapitaal), excluding for the avoidance of doubt any Treasury Shares (as defined in the Acquisition Agreement on the date hereof) which shall be not tendered into the Offer, as of the End of the Acceptance Period or (iv) any waiver of the Offer Condition (as defined in the Acquisition Agreement on the date hereof) set forth in clause 4.1.1(i) of the Acquisition Agreement (other than any such waiver that is not materially adverse to any interest of the Arrangers or the Lenders), in each case, will require the consent of the Majority Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed).

(e)            The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid on such Funding Date pursuant to the terms hereof, and all expenses for which the Company is required to reimburse the Lenders, the Administrative or the Arrangers in accordance with the terms hereof, in each case to the extent invoiced at least three days prior to such Funding Date (which amounts may be offset against the proceeds of the Loans on such Funding Date).

Without limiting the foregoing, the failure of any representation or warranty (other than the representations specified in Section 4.03(b)) to be true and correct at any time when made or deemed made will not

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constitute the failure of a condition precedent to the obligations of each Lender to make the Loans on the Funding Date.

4.04        Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding (i) that any representation made on (A) the Effective Date, (B) any prior Funding Date or (C) the applicable Funding Date (excluding, in the case of this clause (C), the Specified Representations given as a condition to such Funding Date) was incorrect, (ii) any failure by the Company to comply with the affirmative covenants, negative covenants or financial covenants, (iii) the occurrence of any Default or Event of Default under the Loan Documents, (iv) any provision to the contrary in any Loan Document or otherwise or (v) that any condition to the occurrence of the Effective Date or any prior Funding Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to:

(a)            cancel any of its Commitments, except as set forth in Section 2.04 above or accelerate the maturity of or demand the repayment of any Loan;

(b)            rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of Loans on a Funding Date, except as set forth in Section 2.04 above;

(c)            refuse to participate in the making of its Loans on a Funding Date unless the conditions expressly applicable to drawing thereof set forth in Section 4.02 or Section 4.03, as applicable, have not been satisfied or waived; or

(d)            exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan on a Funding Date;

provided that immediately after the expiration of the Certain Funds Period all of the rights, remedies and entitlements of the Administrative Agent and the Lender shall be available notwithstanding that such rights, remedies and entitlements were not available prior to such time as a result of the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of each Funding Date (including, for the avoidance of doubt, the Closing Date) that:

5.01        Existence, Qualification and Power. The Company and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Company only, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) has all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Company only, execute, deliver and perform its obligations under the Loan Documents to which it is a party and (d) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a), (b)(i), (c)(i) or (d), to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.02        Authorization; No Contravention. The execution, delivery and performance by the Company of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation binding on such Person or its assets, or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect; except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, Lien, payment or violation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization. No approval, consent, exemption, authorization, or other material action by, or material notice to, or material filing with (other than any SEC filing by the Company in compliance with the SEC disclosure obligations), any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.

5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05        Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and the Audited Financial Statements show, reflect or describe all material indebtedness and other material contingent liabilities of the Company and its Subsidiaries as of the date thereof, in each case, to the extent required to be reflected thereon pursuant to GAAP, including liabilities for taxes, material long-term commitments and Indebtedness other than those that are (A) not material to the Company and its Subsidiaries as a whole or (B) are reflected in the Company’s most recent report on Form 10-K and any subsequent reports on Form 10-Q or Form 8-K filed with the SEC.

(b)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06        Litigation. Except as specifically disclosed in the Company’s or the Target’s Annual Report on Form 10-K or Form 20-F, respectively, and any other filings with the SEC or BaFin from time to time, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07        Margin Regulations; Investment Company Act.

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(a)            No part of the proceeds of any Loan will be used for any purpose that violates the provisions of Regulation U or any of the other Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the forgoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)            The Company is not required to be registered as an “investment company” under the Investment Company Act of 1940.

5.08        Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and with respect to any of the foregoing relating to the Target, to the best of the Company’s knowledge), taken as a whole, contains, when furnished, any untrue statement of material fact or omits, when furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to management projections or guidance or forward looking statements, the Company represents only that such information was prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.09        EEA Financial Institutions. The Company is not an EEA Financial Institution.

5.10        Sanctions and Anti-Corruption. The Company is not (i) currently the subject of any Sanctions or (ii) located, organized or residing in any Designated Jurisdiction, if such activity would be prohibited by Sanctions applicable to any Person organized in the United States or the United Kingdom. No Company Related Party that is a Subsidiary of the Company is listed on the Sanctioned Persons Lists and no Company Related Party that is a director or senior officer of the Company or a Company Related Party that is a Subsidiary of the Company is, to the best knowledge of the Company, listed on the Sanctioned Persons Lists. The Company has implemented and maintains in effect policies and procedures reasonably designed to effectuate compliance by the Company and all Company Related Parties with applicable Sanctions. No proceeds from any Loan has been or will be directly or, to the knowledge of the Company, indirectly, used by the Company, or loaned, contributed, provided or otherwise made available by the Company, to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, if such activity would be prohibited by Sanctions applicable to any Person organized in the United States or the United Kingdom.

(b)            The Company has implemented and maintains in effect policies and procedures reasonably designed to effectuate compliance by the Company and all Company Related Parties with applicable Anti-Corruption Laws. No proceeds from any Loan has been or will be, directly or, to the knowledge of the Company, indirectly, used by the Company, or loaned, contributed, provided or otherwise made available by the Company to fund any activity or business in any manner that will result in any violation by any Person (including any Lender, the Arrangers or the Administrative Agent) of Anti-Corruption Laws.

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ARTICLE VI.

AFFIRMATIVE COVENANTS

From and after the Closing Date (immediately after the Borrowing of Loans on such date) and for so long as any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01       Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            as soon as available, but in any event within the filing deadline applicable to the Company set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act, after the end of each fiscal year of the Company (commencing with the fiscal year ending after the Closing Date), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as available, but in any event within the filing deadline applicable to the Company set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act, after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding anything to the contrary in this Section 6.01, the Company shall not be required to deliver any financial statements to the Administrative Agent with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided, that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by this Section.

6.02        Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of a Responsible Officer of the Company stating that such Responsible Officer has no knowledge of any Default under the financial covenants set forth in Section 7.03 and Section 7.04 or, if any such Default shall exist, stating the nature and status of such event;

(b)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Company;

(c)            promptly, and in any event within five Business Days after receipt thereof by the Company or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Company or any Subsidiary thereof; and

(d)            promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, or such additional information related to the purchase of the Equity Securities of the Target in connection with the consummation of the Acquisition as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

6.03        Notices. Promptly, after a Responsible Officer of the Company obtains knowledge thereof, notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)            of the occurrence of any ERISA Event or the institution of proceedings or the taking of any other action by the PBGC or any Plan with respect to the withdrawal from or the termination or insolvency of, any Plan that, in any case, would reasonably be expected to have a Material Adverse Effect; and

(d)            of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached and shall be provided to the Administrative Agent for distribution to the Lenders.

6.04       Payment of Taxes. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods and tax extensions) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except, in each case, (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Subsidiary or (ii) where any failure thereof would not reasonably be expected to result in a Material Adverse Effect.

6.05       Preservation of Existence, Etc

. (a)          Preserve, renew and maintain in full force and effect the legal existence and good standing (or equivalent status) of the Company under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06       Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.07       Use of Proceeds. Use the proceeds of the Loans to fund the purchase of Equity Securities of the Target pursuant to the Acquisition Agreement and to pay all or a portion of the costs incurred by the Company or any of its Subsidiaries in connection therewith.

ARTICLE VII.

NEGATIVE COVENANTS

From and after the Closing Date (immediately after the Borrowing of Loans on that date) and for so long as any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied, (i) with respect to Section 7.01, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly and (ii) with respect to Section 7.02, Section 7.03 and Section 7.04, the Company shall not:

7.01       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (other than Liens on Margin Stock created, incurred or assumed at a time when such Margin Stock constitutes Unrestricted Margin Stock), whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens (I) on the assets of the Company or any of its Subsidiaries existing on the Effective Date or (II) on assets of the Target or any of the Target’s Subsidiaries existing on the Closing Date (or, if the condition set forth in Section 4.02(h)(ii) is satisfied on the Closing Date, the Business Day following the Closing Date), and, in each case, any renewals, replacements or extensions thereof; provided that (i) the property covered thereby is not changed (other than any improvements thereto and proceeds thereof) and (ii) the aggregate principal amount of Indebtedness secured thereby is not increased above the commitment or limits as in effect on (in respect of Liens under clause (I) above) the Effective Date or (in respect of Liens under clause (II) above) the Closing Date except in an amount equal to the fees and expenses of such renewal, replacement or extension;

(c)            Liens on property of the Company and its Subsidiaries not reflected on the consolidated balance sheet of the Company and its Subsidiaries that are limited to amounts that have been irrevocably deposited with a financial institution;

(d)            Liens for Taxes not yet delinquent, that remain payable without penalty, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(f)             pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(g)            pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);

(h)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)             Liens securing judgments for the payment of money or securing appeal or other surety bonds related to such judgments;

(j)             customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries; provided that (i) such deposit account or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the FRB or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account or securities account is not intended by the Company or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account or securities account) to the depository institution;

(k)            Liens arising under Cash Management Agreement pooling arrangements;

(l)             any interest or title of a lessor under any lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(m)            Liens incurred pursuant to a Permitted Securitization on the property and rights that are subject thereto;

(n)            licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(o)            Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(p)            Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company and the replacement, extension or renewal of such Liens (or the Indebtedness secured thereby); provided that (i) such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person (or any of its Subsidiaries) so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary and (ii) no such replacement, extension or renewal of such Lien or the Indebtedness secured thereby may (A) increase or change the assets secured by such Lien or (B) increase the aggregate principal amount (or, as applicable, the committed amount) of Indebtedness secured by such Lien (other than by an amount equal to the fees and expenses of such replacement, extension or renewal);

(q)            Liens in favor of the Company or any of its Subsidiaries;

(r)            (i) Liens on fixed or capital assets (including real property) to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such assets, or to secure Indebtedness incurred to provide funds for any such purpose; provided that (i) the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the completion of the acquisition, construction, development or improvement of such assets, (ii) the Indebtedness secured by such Lien does not exceed the cost of such acquisition, construction, development or improvement of such assets (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium and fees, if any, on the Indebtedness so secured)), and (iii) such Lien shall not apply to any other property of the Company or any Subsidiary, except for accessions and improvements to such fixed or capital assets covered by such Lien and the proceeds and products thereof and (ii) the replacement, extension or renewal of such Liens (or the Indebtedness secured thereby) provided that no such replacement, extension or renewal of such Lien or the Indebtedness secured thereby may (A) increase or change the assets secured by such Lien except as would have been originally permitted to be secured by the Lien or Indebtedness being replaced, extended or renewed pursuant to the preceding subclause (iii) or (B) increase the aggregate principal amount (or, as applicable, the committed amount) of Indebtedness secured by such Lien (other than by an amount equal to the fees and expenses of such replacement, extension or renewal); and

(s)            other Liens securing Indebtedness in an aggregate principal amount not to exceed, at the time of and after giving effect to the incurrence of such Indebtedness, 10% of the book value of the Consolidated Total Tangible Assets of the Company and its Subsidiaries; provided the Company and its Subsidiaries shall be permitted to grant Liens securing Indebtedness in aggregate principal amount in excess of such threshold in connection with the replacement, extension or renewal of any such Indebtedness previously incurred pursuant to this clause (h) so long as the aggregate principal amount of such Indebtedness as so replaced, extended or renewed does not exceed the amount outstanding immediately prior to such replacement, extension or renewal except by an amount equal to the fees and expenses of such replacement, extension or renewal.

7.02       Fundamental Changes. Merge, dissolve or liquidate into or consolidate with another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to another Person, except that the Company may merge, dissolve or liquidate into or consolidate with any other Person or Dispose of all or substantially all of its assets to another Person provided that (i) the surviving or acquiring entity is a Person organized under the laws of the United States of America, any State thereof or the District of Columbia, (ii) the surviving or acquiring person, if other than the Company, expressly assumes the performance of the obligations of the Company under the Loan Documents pursuant to an instrument executed and delivered to the Administrative Agent and (iii) immediately after giving effect to such transaction, no Default shall exist. Upon any consolidation by the Company with or merger, liquidation or dissolution by the Company into any other Person or Disposition of all or substantially all the assets to any other Person, the surviving or acquiring Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such surviving or acquiring Person had been named as the Company herein, and the Company shall be released from all its obligations under the Loan Documents and shall cease to be a party thereto. For the avoidance of doubt, this Section 7.02 (x) shall only apply to a merger or consolidation in which the Company is not the surviving entity and (y) shall not apply to any Disposition among the Company and any of its Subsidiaries.

7.03       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Company (commencing with the first full fiscal quarter completed after the Closing Date) to be greater than 4.5 to 1.0 for the first two full consecutive fiscal quarters ended on or after the Closing Date, with such ratio stepping down to 4.0 to 1.0 for the two immediately following fiscal quarters, and then stepping down to 3.5 to 1.0 for each fiscal quarter ended thereafter; provided that (x) at any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the determination of the Consolidated Leverage Ratio and (y) Indebtedness incurred by the Company or any of its Subsidiaries in favor of Target or any of its Affiliates in connection with the Acquisition pursuant to the terms of the Acquisition Agreement shall not constitute Indebtedness for purposes of calculating the maximum Consolidated Leverage Ratio.

7.04       Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as at the last day of any fiscal quarter of the Company (commencing with the first full fiscal quarter completed after the Closing Date) to be less than 3.0 to 1.0; provided that (x) at any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the determination of the

Consolidated Interest Coverage Ratio and (y) Indebtedness incurred by the Company or any of its Subsidiaries in favor of Target or any of its Affiliates in connection with the Acquisition pursuant to the terms of the Acquisition Agreement shall not constitute Indebtedness for purposes of calculating the minimum Consolidated Interest Coverage Ratio.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default. From and after the Closing Date (immediately after the initial Borrowing of Loans on that date), any of the following shall constitute an “Event of Default” (it being understood that the occurrence of an event on or prior to the making of the Loans on the Closing Date that would otherwise constitute an Event of Default may constitute an Event of Default immediately after the making of the Loans on the Closing Date pursuant to the terms of Article VIII, if continuing or uncured immediately after the Closing Date):

(a)            Non-Payment. The Company fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the existence of the Company), 6.07 or Article VII; or

(c)            Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of the Company having knowledge of such Default or (ii) the receipt by the Company of written notice from the Administrative Agent or any Lender of such Default; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. (i) The Company or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (any such Indebtedness or Guarantee, “Threshold Indebtedness”), or (B) fails to observe or perform (after any applicable grace period) any other agreement or condition relating to any Threshold Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (other than in respect of the Target’s Senior Loans and Senior Notes (each as defined in the Acquisition Agreement as of the date hereof)), or any other event occurs, the effect of which default or other event (other than (t) in the event that a lender under the Existing Revolving Credit Agreement or any other revolving credit facility becomes a “Defaulting Lender” (as defined therein), a prepayment or cash collateralization by the Company of any unreallocated portion of such Defaulting Lender’s outstanding swing line loans under the Existing Revolving Credit Agreement or any other revolving credit facility, (u) any repurchase, repayment or redemption or any offer to repurchase, prepay or redeem Indebtedness of any

Person acquired by the Company or any Subsidiary based on a change of control as a result of the consummation of the acquisition, (v) the mandatory prepayment of any bridge financing made with the proceeds of permanent financing or the proceeds of asset sales or equity issuances, (w) any such default or event arising solely out of the violation by the Company or any of its Subsidiaries of any covenant in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock, (x) any event requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Threshold Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Company’s or any of its Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Threshold Indebtedness, (y) in respect of the Target’s Senior Loans and Senior Notes (each as defined the Acquisition Agreement as of the date hereof) or (z) for the avoidance of any doubt, any right (including any prior right) of a holder or holders of any Threshold Indebtedness that is convertible into Equity Securities to require the repurchase, repayment or redemption of such Threshold Indebtedness on a predetermined date provided in the documentation for such Threshold Indebtedness, or an offer to repurchase, repay or redeem such Threshold Indebtedness on such date or the delivery of a notice with respect thereto) is to cause, after the giving of notice if required, such Threshold Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Threshold Indebtedness to become payable or cash collateral in respect thereof to be demanded (other than as described in clauses (t), (u), (v), (w), (x), (y) and (z) of this clause (B)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)             Insolvency Proceedings, Etc. The Company or any of its Material Subsidiaries (other than any Material Subsidiary incorporated in Germany) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Material Subsidiary incorporated in Germany files for any of the reasons set out in Sections 17 through 19 (inclusive) of the German Insolvenzordnung for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of any such Material Subsidiary is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvenzordnung or the competent court institutes insolvency proceedings against any such Material Subsidiary (Eröffnung des Insolvenzverfahrens); or

(g)            Inability to Pay Debts; Attachment. (i) The Company or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)            Judgments. There is entered against the Company or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not dispute coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor that has been notified thereof and has acknowledged its indemnity obligations with respect thereto) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or such judgment is not satisfied, vacated or discharged; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. The Company denies that it has any or further liability or obligation under any Loan Document (other than as expressly permitted or contemplated hereby or thereby), or purports to revoke, terminate or rescind any Loan Document (other than as expressly permitted or contemplated hereunder or thereunder); or

(k)            Change of Control. There occurs any Change of Control.

8.02       Remedies Upon Event of Default. Subject to Section 4.04, if any Event of Default exists, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(b)            exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained herein, in no event shall the existence of a Default or Event of Default affect the Obligations of each Lender to make Loans under Section 2.01 on any Funding Date if the conditions set forth in Section 4.02 or Section 4.03, as applicable, are satisfied.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01        Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and (except as expressly set forth in Section 9.06) the Company shall have no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02       Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03       Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default exists;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed

Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07         Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arrangers nor any of the other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        ERISA Representations.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders and the Company, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01, Section 4.02 or Section 4.03 without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, or redenominate the currency of the Commitments or Loans of any Lender (except as expressly set forth in this Agreement) without the written consent of each Lender directly affected thereby;

(d)            [Intentionally Omitted];

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(f)            change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing and/or order of payments required thereby without the written consent of each Lender;

(g)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) this Section 10.01 shall not apply to any amendments of the type described in Section 3.03. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any error, ambiguity, inconsistency or defect in any Loan Document.

10.02      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) (below)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Company and the Administrative Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and each Related Party of any of the foregoing Persons (including the Attorney Costs of the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the Attorney Costs of the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Company. The Company shall indemnify and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated by the Arrangers, each Lender and its affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each such Person being called an “Indemnitee”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity and which may be incurred by or asserted against or involve the Administrative Agent, the Arrangers, any Lender or any other Indemnitee as a result of or arising out of or in any way related to or resulting from the Acquisition, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any related transaction contemplated hereby or thereby or any Loan or the use or proposed use of the proceeds therefrom and, upon demand, to pay and reimburse the Administrative Agent, the Arrangers, each Lender and each other Indemnitee for any reasonable, documented out-of-pocket legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein) (whether or not the Administrative Agent, the Arrangers, any Lender or any other Indemnitee is a party to any action, suit, proceeding or claim out of which any such expenses arise); provided that (x) the Company’s obligation to reimburse any Indemnitee for legal expenses shall be limited to the fees, charges, and disbursements of one counsel for any Indemnitee (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which the Company is notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to each affected Indemnitee, (y) the Company will not have to indemnify any Indemnitee against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties, (ii) a material breach by such Indemnitee or any of its Related Parties of its express obligations hereunder or under any other Loan Document (in each case of clauses (i) and (ii), to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment in any claim, litigation or proceeding brought by the Company) or (iii) disputes solely among or between Indemnitees not relating to any acts or omissions by the Company or its Subsidiaries (other than disputes against the Administrative Agent or the Arrangers (in each case, acting in its capacity as such)) and (z) each Indemnitee will repay to the Company any such reimbursement to the extent that it is determined that such Indemnitee is not entitled to indemnification by virtue of clause(y). Notwithstanding any other provision of this Agreement, none of the Administrative Agent, the Arrangers, any Lender or any other Indemnitee will be responsible or liable to the Company or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent that such damages resulted from (A) the gross negligence or willful misconduct of the respective Indemnitee or any of its Related Parties or (B) a material breach by such Indemnitee or any of its Related Parties of its express obligations under this Agreement (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment in any claim, litigation or proceeding brought by the Company).

Promptly after receipt by any Indemnitee of notice of the commencement of any such action, suit, proceeding or claim, such Indemnitee will notify the Company in writing of the commencement thereof; provided that the omission by any Indemnitee to so notify the Company will not relieve the Company of any liability hereunder except to the extent the Company has been materially prejudiced by such failure. The Company shall have the right to assume the defense or control the settlement of any such claim or action and to select counsel with respect thereto, which counsel shall be subject to the approval of the Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), provided that the Company shall not consent to any settlement of or to the entry of any judgment with respect to any such claim or action except in accordance with the provisions of the next succeeding paragraph. Notwithstanding the Company’s right to appoint counsel to represent such Indemnitee in an action, such Indemnitee shall have the right to employ separate counsel at the Company’s expense (subject to the limitations in the preceding paragraph) and to participate in the defense of any such claim or action as to it with the consent of the Company (such consent not to be unreasonably withheld or delayed) if (i) the use of counsel chosen by the Company to represent such Indemnitee would present such counsel with an actual or potential conflict of interest or the Arrangers reasonably determines that there are defenses available to it which are in addition to or different from the defenses available to the Company or (ii) the Company shall not have employed counsel satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of the commencement of such action, suit, proceeding or claim. Notwithstanding the foregoing, any Indemnitee shall have the right to settle any such claim or action without the consent of the Company; provided that the Company shall have no liability for any settlement entered into without its consent.

The Company will not, without the subject Indemnitee’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnitee is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from any liabilities arising out of such claim, action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

The indemnity and reimbursement obligations of the Company under this Section 10.04(b) will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnitee.

(c)            Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)            Waiver of Consequential Damages, Etc. Neither the Administrative Agent, the Lenders nor any other Indemnitee will be responsible or liable to the Company or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement, any Loan Document or the Transactions. The Company will not be responsible to the Arrangers or any other Indemnitee or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement, any Loan Document or the Transactions; provided, that the Company’s indemnity and reimbursement obligations under Section 10.04(b) shall not be limited by this sentence. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery (unless prohibited by applicable Law), the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the

Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans; provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default exists, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           [Intentionally Omitted.]

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

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(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) solely with respect to any assignment made at any time after the Zero Commitment Date, an Event of Default under Section 8.01(a) or (solely with respect to the Company) (f) or (g) exists at the time of such assignment or (2) such assignment is to an existing Lender or an Affiliate of an existing Lender after the Closing Date; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to any Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 3.01(f).

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural Person) or (D) to any Person that, through its Lending Offices, is not capable of lending to the Company without the imposition of any additional Indemnified Taxes.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided,

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that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural Person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant, shall be entitled, through the applicable Lender, to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under

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Section 5f.103-1(c) of the United States Treasury Regulations or successor provisions. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Without limiting the foregoing, a Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(f) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees on its own behalf and on behalf of its Affiliates to keep confidential all non-public Information (as defined below) provided to it by the Company or any of its Subsidiaries pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to its Affiliates and to its Related Parties (so long as each such Person has been informed of the confidential nature of such Information and instructed to keep such Information confidential) solely for the purposes of, or otherwise in connection with, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, (b) subject to an express agreement to maintain the confidentiality of such Information in compliance with the provisions of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement) or (ii) any actual or prospective direct or indirect counterparty to any Swap Contract (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, or of any Affiliate of any Lender, in each case who have a need to know such Information in accordance with customary business practices (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any governmental or regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) in response to any order of any court or other governmental or regulatory authority (including by subpoena or similar legal process) or as may otherwise be required pursuant to any requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, other than as a result of a disclosure by the Administrative Agent or any Lender or any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of their respective affiliates, in violation of this paragraph, (h) upon the request of any rating agency when required by it, (i) upon the request of the CUSIP Service Bureau or any similar organization, (j) in connection with the exercise of any remedy hereunder or under any of the Loan Documents or any action or proceeding (including the preparation of any defense) relating to this Agreement, any other Loan Document or any transaction or matter related thereto, or the enforcement of rights hereunder or thereunder, (k) to any other party hereto, (l) other service providers solely in connection with the Transactions (provided that such information shall be provided on a

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confidential basis) or (m) with the consent of the Company. The Administrative Agent or any Lender shall, prior to any disclosure under clause (d), (e), (f), (h) or (i) above to (x) any governmental or regulatory authority that does not have supervisory, regulatory or other similar authority with respect to the Administrative Agent or such Lender and that is seeking such disclosure solely in connection with an investigation, litigation or other proceeding that does not otherwise involve the Administrative Agent or such Lender or (y) any other person that is not a governmental or regulatory authority, notify the Company of any request for the disclosure of any such non-public Information so as to provide the Company with the reasonable opportunity to obtain a protective order or other comparable relief; provided that no such notification will be required if the Administrative Agent or such Lender (or their respective counsel) reasonably determines that such notification would be prohibited by applicable Law or court order. None of the Administrative Agent or any Lender will make available to the Company or any of its Affiliates confidential Information that they have obtained or may obtain from any other customer. The Administrative Agent and each Lender are permitted to access, use and share with any of their respective bank or non-bank Affiliates, agents, advisors (legal or otherwise) or representatives any Information concerning the Company or any of its Affiliates that is or may come into the possession of the Administrative Agent, any Lender or any of such Affiliates; provided that, in each case, such Information shall be used solely in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Notwithstanding anything to the contrary herein, each of the Administrative Agent and the Lenders acknowledges that some or all of the Information as defined in this Section 10.07 is or may be price sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation including securities laws relating to insider trading (under the German Securities Trading Act (Wertpapierhandelsgesetz – wphg) or otherwise) and each of the Administrative Agent and the Lenders undertakes not to use any Information for any unlawful purpose.

10.08      Right of Setoff. If an Event of Default exists, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of

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setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the making of any Borrowing. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating

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to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to Section 3.06, if any Lender is a Defaulting Lender, if the obligation of any Lender to make or continue Eurocurrency Rate Loans is suspended pursuant to Section 3.02, if any Lender is a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company;

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Company also requires each other Lender that is a Non-Consenting Lender to assign its Loans and Commitments; and

(e)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto and promptly after notice to such Lender of the Company’s intent to replace such Lender, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF WHETHER THE COMPANY OR ONE OF ITS SUBSIDIARIES SHALL HAVE ACCEPTED ALL OUTSTANDING EQUITY INTERESTS THAT HAVE VALIDLY TENDERED PURSUANT TO THE OFFER AND SHALL HAVE TENDERED PAYMENT FOR SUCH EQUITY INTERESTS IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT

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SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS GOVERNING THE ACQUISITION AGREEMENT.

(b)           SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, PROVIDED, HOWEVER, THAT THE INTERPRETATION OF WHETHER THE COMPANY OR ONE OF ITS SUBSIDIARIES SHALL HAVE ACCEPTED ALL OUTSTANDING EQUITY INTERESTS THAT HAVE VALIDLY TENDERED PURSUANT TO THE OFFER AND SHALL HAVE TENDERED PAYMENT FOR SUCH EQUITY INTERESTS IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS GOVERNING THE ACQUISITION AGREEMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

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TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents. The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18      USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October

79

26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

10.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Anthony H. Smith
Name:	Anthony H. Smith
Title:	Vice President, Tax and Treasury and Treasurer

[Signature Page to Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Stephen Lescher
Name:	Stephen Lescher
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

Bank of America, N.A.,
as a Lender

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

[Signature Page to Bridge Credit Agreement]

HSBC Bank Plc,
as a Lender

By:	/s/ Giovanna Padua
Name:	Giovanna Padua
Title:	Director

[Signature Page to Bridge Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

[Signature Page to Bridge Credit Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director
ming.k.chu@db.com
+ 1-212-250-5451

By:	/s/ Jonathan Krissel
Name:	Jonathan Krissel
Title:	Managing Director
jonathan.krissel@db.com
+1(212)250-8030

[Signature Page to Bridge Credit Agreement]

BNP Paribas,
as a Lender

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Director

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ SoVonna L. Day-Goins
Name:	SoVonna L. Day-Goins
Title:	Authorized Signatory

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

MUFG Bank Ltd.,
as a Lender

By:	/s/ David Meisner
Name:	David Meisner
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ Michael Maguire
Name:	Michael Maguire
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

U.S. Bank National Association,
as a Lender

By:	/s/ Maria Massimino
Name:	Maria Massimino
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

Bank of China, New York Branch,
as a Lender

By:	/s/ Raymond Qiao
Name:	Raymond Qiao
Title:	Executive Vice President

[Signature Page to Bridge Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Arjun Talwalkar
Name:	Arjun Talwalkar
Title:	Director

[Signature Page to Bridge Credit Agreement]

ING Bank N.V., Dublin Branch,
as a Lender

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

By:	/s/ Barry Fehily
Name:	Barry Fehily
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David Blue
Name:	David Blue
Title:	Director

[Signature Page to Bridge Credit Agreement]

Nordea Bank Abp, New York Branch,
as a Lender

By:	/s/ Leena Parker
Name:	Leena Parker
Title:	Senior Vice President

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	First Vice President

[Signature Page to Bridge Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

EXHIBIT A

[FORM OF]

LOAN NOTICE

Date: ___________, _____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bridge Credit Agreement, dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Company hereby requests, on behalf of itself or (select one):

☐ A Borrowing of Loans

☐ A conversion or continuation of Eurocurrency Rate Loans

On ______________________________ (a Business Day).

In the principal amount of $ ___________________.

With an Interest Period of ___ months.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

A-1
Form of Loan Notice

EXHIBIT B

[FORM OF]

NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Bridge Credit Agreement, dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of Page Intentionally Blank]

B-1
Form of Note

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

B-2
Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-3
Form of Note

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

Financial Statement Date: __________, ____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bridge Credit Agreement, dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned [chief executive officer] [chief financial officer] [treasurer] [assistant treasurer] [controller] of the Company hereby certifies as of the date hereof in his/her capacity as such (and not in his/her individual capacity) that he/she is the _______________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            [Attached hereto as Schedule 1 are the year-end audited financial statements required to be delivered by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm of nationally recognized standing required by such section][The Company has timely filed its Form 10-K with the SEC]; and

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            [Attached hereto as Schedule 1 are the unaudited financial statements required to be delivered by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date][The Company has timely filed its Form 10-Q with the SEC]. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject to normal year-end audit adjustments and the absence of footnotes; and

[select one:]

to the best knowledge of the undersigned, as of the date of this Compliance Certificate , no Default exists, ][except as set forth below]

2.            The financial covenant analyses and information set forth on Schedule [2][1] attached hereto are true and accurate on and as of the date of this Compliance Certificate.

C-1
Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _____________________, _____________.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

C-2
Form of Compliance Certificate

For the Quarter/Year ended __________________ (“Statement Date”)

SCHEDULE [2][1]

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA for four fiscal quarters ending on above date (the “Subject Period”)

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ income tax expense
+ interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans)
+ depreciation and amortization expense
+ amortization of intangibles and organization costs

+ extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for the Subject Period, non-cash losses on sales of assets outside of the ordinary course of business)

+ any extraordinary, unusual or non-recurring cash expenses or losses to the extent they do not exceed, in the aggregate, $75,000,000 during the Subject Period

C-3
Form of Compliance Certificate

+ stock-based compensation expense
+ non-recurring cash charges incurred in the four consecutive fiscal quarter period commencing with the quarter during which the applicable transaction described in clause (a) and (b) below is consummated, (a) related to the Acquisition, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $300,000,000 in the aggregate for such four consecutive fiscal quarter period and (b) related to any other Qualified Acquisition, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 for each such Qualified Acquisition for such four consecutive fiscal quarter period
- interest income

- extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for the Subject Period, non-cash gains on the sales of assets outside of the ordinary course of business)

- extraordinary, unusual or non-recurring cash income or gains to the extent they exceed, in the aggregate, $75,000,000 during the Subject Period
- income tax credits (to the extent not netted from income tax expense)
Consolidated EBITDA

C-4
Form of Compliance Certificate

Consolidated Interest Expense for four fiscal quarters ending on the Subject Period

(in accordance with the definition of Consolidated Interest Expense as set forth in the Agreement)

Consolidated Interest Expense	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for the Subject Period with respect to all outstanding Indebtedness of the Company and its Subsidiaries

- all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing
+ net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to the Subject Period in accordance with GAAP
Consolidated Interest Expense

I.            Section 7.03 – Consolidated Leverage Ratio.

A.	Indebtedness of the Company and its Subsidiaries outstanding at Statement Date:	$____________
B.	Consolidated EBITDA for the Subject Period:	$____________
C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	$____________
D.	Maximum Permitted Consolidated Leverage Ratio for the following Subject Periods:
	(a) For the first two full consecutive fiscal quarters ended on or after the Closing Date:	4.5 to 1.0
	(b) The two fiscal quarters following immediately after the first two consecutive fiscal quarters ended on or after the Closing Date:	4.0 to 1.0
	(c) Each fiscal quarter ended thereafter:	3.5 to 1.0

C-5
Form of Compliance Certificate

II.            Section 7.04 – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for the Subject Period:	$___________
B.	Consolidated Interest Expense for the Subject Period:	$___________
C.	Consolidated Interest Coverage Ratio (Line I.A ÷ Line I.B):	$___________
D.	Minimum Permitted Consolidated Interest Coverage Ratio:	3.0 to 1.0

C-6
Form of Compliance Certificate

EXHIBIT D

[form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

D-1
Form of Assignment and Assumption

Assignee[s]

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

Borrower:	Thermo Fisher Scientific Inc.

Administrative Agent.	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement
Credit Agreement.	Bridge Credit Agreement, dated as of April 17, 2020, among Thermo Fisher Scientific Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
Assigned Interest[s]:

Assignor[s]	Assignees[s]	Facility Assigned	Aggregate Amount of Commitment For all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment	CUSIP Number

Trade Date: __________________]3

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-2
Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNOR]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][2]

THERMO FISHER SCIENTIFIC INC.

By:
Title:

2 See Section 10.06(b)(iii)(A).

D-3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

BRIDGE CREDIT AGREEMENT DATED AS OF APRIL 17, 2020, AMONG THERMO FISHER SCIENTIFIC INC., THE LENDERS FROM TIME TO TIME PARTY THERETO and JPMorgan Chase Bank, N.A., as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

D-4
Form of Assignment and Assumption

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-5
Form of Assignment and Assumption

EXHIBIT E-1

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: ________ __, 20[ ]

E-1-1
U.S. Tax Compliance Certificate

EXHIBIT E-2

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: ________ __, 20[ ]

E-2-1
U.S. Tax Compliance Certificate

EXHIBIT E-3

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form), accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: ________ __, 20[ ]

E-3-1
U.S. Tax Compliance Certificate

EXHIBIT E-4

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of April 17, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: ________ __, 20[ ]

E-4-1
U.S. Tax Compliance Certificate